UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 20, 2005
TIFFANY & CO.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9494 (Commission File Number)	13-3228013 (I.R.S. Employer Identification No.)

727 Fifth Avenue, New York, New York (Address of principal executive offices)	10022 (Zip Code)
Registrant’s telephone number, including area code:     (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.
On July 20, 2005, Registrant entered into a new revolving bank credit agreement with The Bank of New York, as Administrative Agent, consisting of basic commitments of $300 million, with an option by Registrant to increase such commitments up to $500 million (the “New Credit Agreement”). The New Credit Agreement replaced Registrant’s previous $250 million revolving bank credit facility.
The new credit facility will be available for working capital and other corporate purposes. The new agreement also contains provisions comparable to those under the prior agreement, except that certain covenants have been revised to provide Registrant with additional flexibility in repurchasing its shares, and in pursuing acquisitions, investments and other opportunities. The New Credit Agreement matures in 2010. Participating lenders include The Bank of New York, ABN AMRO Bank N.V., Bank of America, N.A., HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd., U.S. Bank, National Association, and Wachovia Bank, National Association.
Item 9.01          Financial Statements and Exhibits.
(c) Exhibits

10.146	Credit Agreement dated as of July 20, 2005 by and among Registrant, Tiffany and Company, Tiffany & Co. International, each other Subsidiary of Registrant that is a Borrower and is a signatory thereto and The Bank of New York, as Administrative Agent, and various lenders party thereto.

10.147	Guaranty Agreement dated as of July 20, 2005, with respect to Credit Agreement (see Exhibit 10 .146 above) by and among Registrant, Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. and The Bank of New York, as Administrative Agent.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIFFANY & CO.
Date: July 26, 2005	BY:	/s/ Patrick B. Dorsey
Patrick B. Dorsey
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.146	Credit Agreement dated as of July 20, 2005 by and among Registrant, Tiffany and Company, Tiffany & Co. International, each other Subsidiary of Registrant that is a Borrower and is a signatory thereto and The Bank of New York, as Administrative Agent, and various lenders party thereto.

10.147	Guaranty Agreement dated as of July 20, 2005, with respect to Credit Agreement (see Exhibit 10.146 above) by and among Registrant, Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. and The Bank of New York, as Administrative Agent.